                                                                      EXHIBIT 10

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") made and entered into this 19th day of July, 1994, effective as of the 19th day of April, 1994 (the "Effective Date"), by and between THE ACTAVA GROUP INC. (hereinafter referred to as the "Company") and CHARLES R. SCOTT (hereinafter referred to as "Scott").

                                   BACKGROUND

     Scott has served as President and Chief Executive Officer of the Company since February 1991 and has been a member of the Board of Directors of the Company (the "Board") since 1989. At its meeting on April 19, 1994, the Board elected John D. Phillips ("Phillips") to replace Scott as President and Chief Executive Officer of the Company. Scott resigned as a director of the Company, but was retained as an employee of the Company upon the terms and conditions outlined in this Agreement, which terms and conditions were approved by the Board at meetings held on April 19 and June 10, 1994. The purposes of this Agreement are (i) to document the terms of Scott's continued employment with the Company; (ii) to avoid conflicts between this Agreement and the various other agreements, plans and arrangements between Scott and the Company so as to avoid unintended consequences; and (iii) to supersede and replace the Post-Employment Consulting Agreement between the Company and Scott dated as of July 24, 1991, as amended by the First Amendment thereto dated as of December 14, 1993.

     NOW, THEREFORE, for and in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company hereby employs Scott as an employee of the Company, and Scott hereby accepts employment with the Company on the terms and conditions set forth in this Agreement. Scott shall continue to serve as a Senior Officer of the Company during the period beginning on April 19, 1994 and ending on December 31, 1994 (the "Officer Period"). During the period beginning on January 1, 1995 and ending on December 31, 1996 (the "Transition Period"), Scott shall continue to serve as an employee of the Company, but shall not be an officer of the Company. As a condition to his continued employment during the Transition Period, Scott shall execute and deliver to the Company, effective as of January 1, 1995, an Unconditional Release in the form attached hereto as Exhibit A (the "Release Agreement"). Scott's employment with the Company shall continue in accordance with the terms of this Agreement until midnight on December 31, 1996 at which time his employment will terminate; provided, however, the Company may terminate Scott's employment hereunder prior to midnight on December 31, 1996 for an uncured breach of this Agreement by Scott as more specifically provided in Paragraph 13 hereof.

     2. SERVICES. During his employment under this Agreement, Scott shall report to and perform such services as may be reasonably requested by the Chief Executive Officer of the Company. Scott shall not be required to devote his full and exclusive time, energy and skill to the business of the Company, but will be permitted to accept employment with another person or entity or to perform consulting assignments for other persons or entities provided that Scott continues to perform his duties and responsibilities under this Agreement. Scott will not be required to perform services which will require him to reside in a location away from his then principal residence for any extended period of time.

     3. COMPENSATION. The Company shall pay Scott an annual base salary of $625,000 (the "Base Salary") during both the Officer Period and the Transition Period. The Base Salary will be paid in accordance with the Company's normal payroll practices. The Base Salary shall be reduced as provided in Section 7 below in the event that Scott earns or receives any Earned Income (as defined in Section 7 below) from any source other than the Company during the Officer Period or the Transition Period.

     4. BENEFITS DURING OFFICER PERIOD. Scott will continue to have the right to participate in the following plans or arrangements based on his employment by the Company hereunder as a Senior Officer through December 31, 1994:

          (a) the Company's retirement plans;

          (b) the Company's Employee Stock Purchase Plan;

          (c) the right to payment of expenses under the Company's medical, dental and vision plans, including the executive reimbursement plan;

          (d) the right to payment of expenses under the Company's executive financial and tax planning program;

          (e) reimbursement of business expenses incurred by Scott in connection with the business of the Company if such expenses are approved by the Company's President and Chief Executive Officer; and

          (f) other fringe benefits provided to Senior Officers of the Company except those provided under any bonus plan or arrangement or under the Days-Off Policy.

     After the Officer Period, Scott shall receive the benefits and reimbursements provided in Section 5 below during the Transition Period.

     5. BENEFITS DURING TRANSITION PERIOD. During the Transition Period, Scott agrees that he shall not be entitled to participate in and shall not participate in any compensation or benefit plans or arrangements provided by the Company to its employees, except as follows:

          (a) Subject to the provisions of Section 7 hereof, during the Transition Period the Company shall make available to Scott such medical, dental and vision insurance coverage as may be provided to Scott and his dependents by the Company immediately prior to January 1, 1995 (or such Company medical insurance coverage which is consistent with the coverage in place from time to time for executives of the Company). Scott will be charged a premium equal to fifty percent (50%) of the Company's cost for the medical insurance so provided. Upon expiration of the Transition Period, to the fullest extent available pursuant to the continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Scott shall be eligible for continuation coverage under COBRA, and the Company may charge the maximum premium permitted under COBRA for any remaining continuation coverage to which Scott is entitled.

          (b) Subject to the provisions of Section 7 hereof, during the Transition Period the Company shall also make available to Scott such life insurance coverage, if any, as may be provided to Scott by the Company immediately prior to January 1, 1995, provided, however, that Scott agrees to pay fifty percent (50%) of the Company's cost of such coverage.

     6. OTHER AGREEMENTS AND BENEFIT PLANS. Scott is a party to or beneficiary of certain contracts and Company benefit plans, policies or arrangements which shall be dealt with as follows:

          (a) Post-Employment Consulting Agreement. The Post-Employment Consulting Agreement between the Company and Scott, dated July 24, 1991, as amended December 14, 1993, is replaced and superseded by this Agreement and shall no longer have any force or effect.

          (b) Indemnity Agreements. Scott is a party to an indemnity agreement with the Company dated January 18, 1993 (the "Indemnity Agreement") and is also entitled to indemnity and the benefit of exculpation of liability under the provisions of the Company's Certificate of Incorporation and Bylaws (collectively the "Corporate Documents"). The Indemnity Agreement remains in full force and effect in accordance with its terms. Scott will also continue to be provided all the indemnity benefits and coverage afforded him as a director and officer (as the case may be) of the Company including, but not limited to, coverage for any services Scott performs under this Agreement. In addition, the Company agrees to indemnify and hold Scott harmless under the provisions of the Corporate Documents against any loss as defined in the Corporate Documents arising in connection with or related to any services rendered by Scott under this Agreement.

          (c) Retirement Plans. Scott is entitled to receive certain retirement benefits under The Actava Group Inc. Retirement Plan (the "Pension Plan") and The Actava Group Inc. Supplemental Retirement Plan (the "Supplemental Plan") (collectively "Retirement Plans"). The Supplemental Plan shall be amended to terminate Scott's participation in the Supplemental Plan after December 31, 1994, and to reduce his retirement benefit thereunder in an amount equal to the increase in his retirement benefits under the Pension Plan resulting from his employment during the Transition Period. For the purposes of the Retirement Plans, Scott's retirement date shall be the date upon which Scott ceases to be an employee of the Company. Payment of his retirement benefits shall commence as provided by the terms of the Retirement Plans. To the extent permitted by law, the salary payable to Scott pursuant to this Agreement shall constitute Compensation to Scott for purposes of the Retirement Plans. The Company acknowledges that Scott's benefits under the Retirement Plans are one hundred (100%) percent vested. The intent of this Paragraph is to cause Scott's total retirement benefits under the Retirement Plans to be equal to, but not to exceed, the retirement benefits to which Scott would be entitled if he ceased to be an employee of the Company on December 31, 1994.

          (d) Stock Options. Scott is a party to four (4) option agreements (the "Option Agreements"), whereby Scott has been granted the right to acquire 135,500 shares of the Company's Common Stock (the "Options") as follows:

 DATE OF      OPTIONS
AGREEMENT     GRANTED      TYPE OF GRANT     OPTION PRICE
- ---------     --------     --------------    ------------
2/18/92         40,000     Non-Qualified       $  14.50
3/31/93         45,500     Non-Qualified       $  13.75
1/18/94         48,120          ISO            $ 8.3125
1/18/94          1,880     Non-Qualified       $ 8.3125
              --------
Total          135,500

          The Option Agreements shall remain in full force and effect in accordance with their terms during the term of this Agreement, except that the Option Agreements are hereby amended to provide that (i) all of the Options will be fully vested and exercisable as of December 31, 1994; (ii) the period during which Scott can exercise the Options shall extend through the earlier of December 31, 1996, or ninety (90) days after the date Scott ceases to be employed by the Company, provided that if Scott's employment is terminated by death, his personal representative shall be entitled to exercise the Options for twelve months after his death but not later than December 31, 1996 and (iii) all of the Options shall expire at midnight on December 31, 1996.

          (e) 1994 Senior Officer Bonus Plan. Scott hereby waives and releases any right he may have to receive a bonus from the Company for 1994 under the 1994 Senior Officer Bonus Plan or any other bonus plan or arrangement the Company may hereafter adopt for officers or senior officers of the Company.

          (f) Days Off. Scott and the Company agree that the Company shall have no obligation to Scott under the Company's Days-Off Policy unless Scott dies during the Officer Period. If Scott dies during the Officer Period, the Company shall pay to Scott's estate an amount equal to the amount, if any, to which Scott would have been entitled under the Days-Off Policy if Scott had retired on the date of his death. Except as provided in this paragraph, Scott shall not be entitled to receive any payments whatsoever under the Company's Days-Off Policy, nor shall Scott continue to participate in the Days-Off Policy. Notwithstanding the provisions of this paragraph, the Company agrees that Scott is not required to devote his full and exclusive time to the business of the Company during the term of his employment under this Agreement and that Scott's Base Salary will not be reduced as a result of his absence from the office (including, without limitation, absence resulting from the sickness or disability of Scott).

          (g) Retiree Medical Benefits. Following the termination of his employment with the Company, Scott shall be entitled to receive retiree medical benefits under the Company's health plan (the "Health

     Plan") if and to the extent that Scott is then eligible to receive such benefits under the terms of the Health Plan as then in effect. Nothing contained in this Agreement shall prevent the Company from amending the Health Plan or eliminating or curtailing the eligibility requirements for or the benefits available under the Health Plan.

     7. EFFECT OF RE-EMPLOYMENT OR RECEIPT OF EARNED INCOME. (a) If at any time during the Officer Period or the Transition Period Scott enters into "Re-Employment" (as hereafter defined) or earns or receives any "Earned Income" (as hereafter defined) from any source other than pursuant to this Agreement, Scott shall immediately notify the Company in writing of such occurrence, together with the amount of Earned Income received or earned and any insurance coverage provided to Scott, and the following provisions shall apply:

          (1) If Scott notifies the Company that he will earn Earned Income from Re-Employment on a monthly basis equal to or in excess of the Base Salary, then, within ten (10) days after receipt of such notification from Scott, the Company shall pay Scott, in full satisfaction of all obligations under Sections 3, 4 and 5 of this Agreement, an amount equal to fifty percent (50%) of the remainder of: (A) the total Base Salary that Scott would have received under this Agreement from the Effective Date through December 31, 1996, less (B) the Base Salary actually paid to Scott prior to Re-Employment. Notwithstanding anything herein to the contrary, upon payment by the Company of the amounts set forth in this Section 7(a)(1), the Company shall cease to have any obligations under Sections 3, 4 and 5 of this Agreement.

          (2) If Scott receives Earned Income but the provisions of Section 7(a)(1) above are not applicable, then Scott agrees to make a complete and accurate report to the Company on or before the tenth day of each month showing the amount of Earned Income received by Scott during the previous month. Scott shall report such Earned Income on a Certificate Regarding Earned Income in the form attached hereto as Exhibit B and incorporated herein by reference. The Base Salary payable to Scott in each month in which the Company receives such a report shall be reduced by the amount of Earned Income received by Scott during the previous calendar month. At the end of the Transition Period and only after Scott has reported to the Company all Earned Income theretofore received for services rendered during the Officer Period and the Transition Period, the Company shall pay Scott an amount equal to fifty percent (50%) of the remainder of: (A) the total Base Salary payable hereunder from the Effective Date through December 31, 1996, less (B) the sum of (i) the actual Base Salary paid to Scott during the Officer Period and the Transition Period and (ii) any Earned Income received by Scott during the Officer Period and the Transition Period and not subtracted from the Base Salary pursuant to the previous sentence. Scott shall immediately notify the Company of any change in the level of Earned Income from Re-Employment that Scott is entitled to receive during the Officer Period and the Transition Period. The provisions of Section 7(a)(1) above shall apply if the Earned Income from Re-Employment increases to a level equal to or in excess of the Base Salary.

     (b) If Scott at any time receives any Earned Income that has not previously been reported to the Company pursuant to Section 7(a) hereof, then Scott shall reimburse the Company within ten (10) days after receipt of such Earned Income, for the amount by which the Base Salary previously paid by the Company to Scott exceeds the Base Salary that would have been paid if the amount of such Earned Income had been known and had been applied to reduce the Base Salary paid by the Company to Scott for the period for which such Earned Income was paid as required by Section 7(a) hereof. In connection with such reimbursement, Scott shall provide the Company with a written notice setting forth the amount of such Earned Income and the period for which such Earned Income was paid, and Scott thereafter shall provide the Company with any other documentation relating to such Earned Income that the Company may reasonably request.

     (c) Provided COBRA requirements have been met, the Company's obligation to provide insurance coverage to Scott and his dependents under Section 5(a) hereof shall terminate as to any specific coverage if and when comparable coverage is made available to Scott in connection with Re-Employment.

     (d) As used herein, the term "Re-Employment" shall mean any engagement of Scott's personal services by any one or more individuals or entities on a full-time or substantially similar basis which Scott expects to continue on an ongoing basis. The term "Earned Income" as used herein shall mean all compensation for personal services rendered by Scott during the Officer Period or the Transition Period (other than pursuant to this Agreement), whether in the form of currently received or deferred salaries, wages, fees, commissions, bonuses, contingent compensation, any amounts deferred from income, or similar items, but shall not include any stock, stock options or any other fringe benefits. Notwithstanding the foregoing, Earned Income shall not include any director's fees received by Scott from Pier 1 Imports, Inc. or the Bank of California and shall not include fees from Scott's speaking engagements which are paid to or donated to The Red Scott Family Foundation. Whenever this Agreement refers to the receipt by Scott of any Earned Income, such reference shall mean and include the payment of Earned Income to Scott, or Scott's spouse, or other members of Scott's family or household, or an "Entity" (as defined below), to the extent such Earned Income represents compensation for personal services rendered by Scott during the Transition Period. As used in this paragraph (d), the term "Entity" shall mean any corporation, partnership or other legal entity in which Scott, Scott's spouse or other members of Scott's family or household collectively own or possess more than fifty percent (50%) of the equity or rights to profits or voting rights. Any Earned Income paid to an Entity and subsequently paid to Scott, or Scott's spouse, or another member of his family or household shall be counted only once for the purposes of Sections 7(a), 7(b), and 8 hereof.

     (e) Within ten (10) days after receipt of written notice from the Company, Scott shall provide the Company with (i) a copy of Scott's filed tax return for any period included in the Officer Period or the Transition Period and (ii) any other documentation relating to Scott's Earned Income reasonably requested by the Company.

     (f) The obligation of Scott to the Company to notify the Company of the receipt of any Earned Income and pay any amount owed to the Company or submit any information requested by the Company under Section 7 hereof shall remain in full force and effect notwithstanding any termination or expiration of this Agreement.

     8. DEATH OR RETIREMENT. If Scott dies at any time during the Transition Period and if the Company at the time of his death remains obligated to pay the Base Salary to Scott, the Company shall pay Scott's estate in full satisfaction of all obligations to Scott hereunder, an amount equal to one hundred percent (100%) of the remainder of: (A) the total Base Salary that would have been paid to Scott from January 1, 1995 if he had survived to December 31, 1996, less (B) the actual Base Salary paid to Scott between January 1, 1995 and the date of Scott's death and less (C) any Earned Income received by Scott during the Transition Period.

     9. FURTHER ASSURANCES. The Company agrees that it will, upon the request of Scott, do, execute, acknowledge, deliver and perform at the Company's expense all such further acts, amendments, meetings, documentation, agreements and authorizations as may be reasonably required to effectuate and accomplish the provisions of this Agreement.

     10. REPRESENTATIONS AND WARRANTIES. The Company warrants and represents to Scott that the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations thereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

     11. STATUS OF THE PARTIES. Scott, in performance of any Services hereunder, shall be acting as an employee of the Company. Except as specifically detailed above, Scott does not desire to benefit from or participate in any compensation or benefit plans, programs, or arrangements, given to or provided by the Company for the benefit of other employees of the Company, including, without limitation, the right to participate in or receive credit for service under any "employee welfare benefit plan" or "employee pension benefit plan" (as such terms are defined in the Employee Retirement Income Security Act of 1974) notwithstanding the terms of such plan. Scott agrees that he will not contribute to the Company's Employee Stock Purchase Plan during the Transition Period.

     12. NONDISCLOSURE; OWNERSHIP OF PROPRIETARY PROPERTY. Scott shall regard and treat each item constituting all or any portion of the Company trade secrets and all confidential information as strictly confidential and wholly owned by the Company and will not, for any reason in any fashion, either directly or indirectly, use, sell, disclose or distribute any such item or information to any third party for any purpose other than in accordance with Scott's performance of the services hereunder.

     13. BREACH OR DEFAULT. Upon the occurrence of any breach or default in the performance of any of Scott's duties or responsibilities hereunder, and Scott's failure to cure such breach or default within thirty (30) days of receipt of written notice thereof, all obligations of the Company hereunder to compensate Scott or to provide benefits thereto shall immediately be terminated and rendered null, void and of no further effect, after which the Company shall be entitled to pursue any and all remedies available, at law or in equity, to address Scott's breach or default hereunder. Upon the occurrence of any breach or default in the performance of any of the Company's obligations hereunder and the Company's failure to cure such breach or default within thirty (30) days after receipt of written notice thereof, all of the Company's obligations hereunder shall be immediately accelerated without any right of set off by the Company for any Earned Income received by Scott subsequent to such breach or default by the Company, and Scott shall be entitled to pursue any and all remedies available, at law or in equity, to address the Company's breach or default hereunder.

     14. GOODWILL COVENANT. During the term of this Agreement, Scott covenants and agrees to refrain from making detrimental statements or taking any action detrimental to the business or goodwill of the Company.

     15. GENERAL PROVISIONS. (a) Binding Effect and Assignability. The rights and obligations under this Agreement shall inure to the benefit of and be binding upon Scott, the Company and their successors and assigns. Neither this Agreement, nor any rights or obligations of Scott herein shall be transferable or assignable by Scott without the Company's prior written consent, and any attempted transfer or assignment hereof by Scott not in accordance herewith shall be void.

     (b) Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been duly given on the date of service if personally served or three (3) days after mailing if mailed by first class mail, registered or certified, postage prepaid and addressed to the parties at their addresses as set forth in the most current records of the Company or to such other address as shall be designated by written notice issued pursuant hereto.

     (c) Entire Agreement. This Agreement, together with the Release Agreement, contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements or understandings, oral or written, to the contrary.

     (d) Waiver. The waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition.

     (e) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

     (f) Severability. The unenforceability or invalidity of any term, provision or Section of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, or Sections hereof, but such remaining terms, provisions or Sections shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto.

     (g) Modification. This Agreement shall not be modified or amended except by a written instrument signed by an authorized representative of all parties executing this Agreement.

     IN WITNESS WHEREOF, Scott has executed this Agreement, and the Company has caused its duly authorized corporate officer to execute this Agreement and affix its seal hereto, all as of the Effective Date.

                                          "Company"

                                          THE ACTAVA GROUP INC.

                                                     JOHN D. PHILLIPS
                                          -------------------------------------
                                                     John D. Phillips
                                          President and Chief Executive Officer

                                          "Scott"

                                                  CHARLES R. SCOTT        [SEAL]
                                          --------------------------------
                                                 Charles R. Scott

                                                                       EXHIBIT A

                             UNCONDITIONAL RELEASE

     THIS UNCONDITIONAL RELEASE (the "Release") is made and entered into as of
this        day of December, 1994, by CHARLES R. SCOTT ("Scott") in favor of THE
ACTAVA GROUP, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, Scott is currently employed by the Company under the Employment
Agreement dated July   , 1994 (effective as of April 19, 1994) between the
Company and Scott (the "Employment Agreement"); and

     WHEREAS, the Company has required, as a condition to the continued employment of Scott beyond December 31, 1994, under the Employment Agreement that Scott execute and deliver this Release in favor of the Company;

     NOW, THEREFORE, for and in consideration of the premises, the agreement of the Company to continue to employ Scott under the Employment Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Scott hereby agrees as follows:

     1. RELEASE. Except with respect to the Company's obligations pursuant to, reflected in or contained in the Employment Agreement, any vested retirement benefits applicable to Scott, those benefits, payments or other rights which Scott is entitled to receive under any plan, agreement or arrangement as indicated in the Employment Agreement, and any benefits earned by Scott after the date of the Employment Agreement, Scott hereby unconditionally remises, releases and forever discharges, to the fullest extent permitted by law, the Company, its employees, officers, directors, agents, affiliates, subsidiaries and each of them from all manner of actions, proceedings, causes of action, claims, counterclaims, suits, debts, sums, monies, accounts, covenants, agreements, promises, damages, losses or demands of whatever kind or nature from the beginning of time to the present, whether known or unknown, in law or in equity, which in the past, now or in the future arise, may arise or allegedly arise or are in any way resulting from or in any manner connected with Scott's employment by the Company and the termination of such employment by the Company. In consideration of the additional benefits and consideration provided to Scott under the Employment Agreement, Scott waives all claims and causes of action against the Company and all damages, if any, that may be recoverable. This release and waiver of all claims and damages includes, but is not limited to, any tort or claim of contractual restriction relating to Scott's employment or termination thereof, any claim of wrongful discharge, and all rights under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, any state or local human rights laws, Workers' Compensation laws, and the National Labor Relations Act, as amended. Notwithstanding anything herein to the contrary, Scott does not release any claims under the Age Discrimination in Employment Act that may arise as a result of conduct occurring after the execution of this Release.

     2. MISCELLANEOUS. This Release and the Employment Agreement embody the entire agreement of the parties and supersede all prior agreements between the parties hereto relating to the subject matter hereof. The unenforceability or invalidity of any of the terms or provisions of this agreement shall not affect the validity or enforceability of the remaining terms or provisions which shall be interpreted and construed in such manner as to carry out fully the intention of the parties hereto. This Release shall be construed and enforced in accordance with the laws of the State of Georgia.

     Scott represents and warrants that he has been encouraged to seek advice from anyone his choosing regarding this Release, including his attorney, accountant, or tax advisor, prior to his execution of this Release, that Scott has been given the opportunity and sufficient time to seek such advice, and that Scott fully understands the meaning and contents of this Release. SCOTT UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER

INTO THIS RELEASE. Scott further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Release, and that each signature appearing hereinafter is genuine.

     SCOTT UNDERSTANDS THAT HE MAY REVOKE THIS AGREEMENT BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION, WITHIN SEVEN (7) DAYS OF HIS EXECUTION OF THIS AGREEMENT AND THAT THIS AGREEMENT IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD OR JANUARY 1, 1995, WHICHEVER IS LATER. SCOTT UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON SCOTT AND WILL BE IRREVOCABLE.

     SCOTT UNDERSTANDS THAT BY EXECUTING THIS RELEASE SCOTT IS GIVING UP POSSIBLE RIGHTS THAT HE MAY HAVE, AND THAT SCOTT DOES NOT HAVE TO SIGN THIS RELEASE. THIS RELEASE HAS BEEN VOLUNTARILY AND KNOWINGLY EXECUTED BY SCOTT WITH THE EXPRESS INTENTION OF EFFECTING THE EXTINGUISHMENT OF ANY AND ALL OBLIGATIONS AND DAMAGES THAT THE COMPANY MAY OWE TO SCOTT AS PROVIDED HEREIN.

     IN WITNESS WHEREOF, Scott has duly executed this Release in favor of the Company under seal as of the day and year first above written.

                                          "Scott":


                                          --------------------------------------
                                                     Charles R. Scott

                                                                       EXHIBIT B

                      CERTIFICATE REGARDING EARNED INCOME

     I, Charles R. Scott ("Scott"), hereby certify to The Actava Group Inc. (the "Company") that the following constitutes all "Earned Income:" (as such term is
defined in the Employment Agreement dated as of          , 1994, between Scott
and the Company) received by me whether directly or indirectly from any source
during the period from             to             :

    Amount of Earned Income:            $
                                        ------------
    Source:
    -----------------------------------------
    -----------------------------------------
    -----------------------------------------
    -----------------------------------------

     IN WITNESS WHEREOF, the undersigned has set his hand as of this   day of
       , 199 .

                                          "Scott"


                                          --------------------------------------
                                                     Charles R. Scott